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                                                                    EXHIBIT 99.3

                   UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

      The following unaudited pro forma combined statements of income for the three months ended March 31, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997 and the unaudited pro forma combined balance sheet as of March 31, 2000 present the effect of the Merger of ChoicePoint and DBT on a pooling-of-interests basis. The unaudited pro forma combined statements of income assume that the Merger took place as of the beginning of the periods presented. The unaudited pro forma combined balance sheet assumes the Merger took place on March 31, 2000. In the opinion of management, the unaudited pro forma combined financial data include all material adjustments necessary to reflect, on a pro forma basis, the combined financial results and combined financial position for the periods presented. The adjustments included in the unaudited pro forma combined financial data are described in the notes to the unaudited pro forma combined financial data.

      The unaudited pro forma combined financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in ChoicePoint's and DBT's Annual Reports on Form 10-K for the year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the period ended March 31, 2000. You should not assume that ChoicePoint and DBT would have achieved the unaudited pro forma results presented below if they had been combined for the periods presented. Pro forma data are not indicative of the future results of operations or financial positions of the combined companies. All per share data for ChoicePoint give effect to a two-for-one stock split effective November 1999.

                               CHOICEPOINT AND DBT
           UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME (NOTE 1)

                                                                                         Three Months Ended
                                                      Year Ended December 31,                 March 31,
                                              ------------------------------------    ------------------------
(In thousands, except per share data)           1999          1998          1997          2000          1999
                                              --------      --------      --------      --------      --------
Operating revenue (Note 2)                    $507,858      $466,132      $460,661      $146,795      $117,566
Costs and expenses:
    Cost of services (Note 2)                  306,273       296,256       299,979        89,026        72,875
    Selling, general and administrative        118,428        97,026       100,615        33,469        24,759
    Unusual items (Note 3)                       2,400         3,758         6,209            --         1,583
                                              --------      --------      --------      --------      --------
             Total costs and expenses          427,101       397,040       406,803       122,495        99,217
                                              --------      --------      --------      --------      --------
Operating income                                80,757        69,092        53,858        24,300        18,349
Gain on sale of businesses, net (Note 4)         2,513         8,807        14,038            --         2,513
Interest expense                                 9,486         5,418         5,158         2,977         2,113
                                              --------      --------      --------      --------      --------
Income before income taxes                      73,784        72,481        62,738        21,323        18,749
Provision for income taxes                      31,587        30,166        27,693         8,722         7,844
                                              --------      --------      --------      --------      --------
Net income                                    $ 42,197      $ 42,315      $ 35,045      $ 12,601      $ 10,905
                                              ========      ========      ========      ========      ========
Earnings per share - basic (Note 5)           $   1.08      $   1.08            --      $    .32      $    .28
    Weighted average shares - basic             39,064        39,007        39,658        38,804
Earnings per share - diluted (Note 5)         $   1.03      $   1.05            --      $    .30      $    .27
    Weighted average shares - diluted           40,795        40,308                      41,532        39,949

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                               CHOICEPOINT AND DBT
               UNAUDITED PRO FORMA COMBINED BALANCE SHEET (NOTE 1)

                                                                                                          As of
(In thousands, except par values)                                                                     March 31, 2000
                                                                                                      --------------
ASSETS
Current assets:
    Cash and cash equivalents ................................................................          $  16,632
    Accounts receivable, net of allowance for doubtful accounts of $4,984 ....................            136,253
    Short-term investments ...................................................................             31,403
    Deferred income tax assets (Note 7) ......................................................              8,948
    Other current assets .....................................................................             16,082
                                                                                                        ---------
              Total current assets ...........................................................            209,318
Property and equipment, net ..................................................................             89,706
Goodwill, net ................................................................................            354,783
Deferred income tax assets (Note 7) ..........................................................             13,984
Other ........................................................................................             61,050
                                                                                                        ---------
              Total assets ...................................................................          $ 728,841
                                                                                                        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Short-term debt and current maturities of long-term debt .................................          $   8,166
    Accounts payable .........................................................................             34,339
    Accrued salaries and bonuses .............................................................              9,985
    Other current liabilities ................................................................             56,107
                                                                                                        ---------
              Total current liabilities ......................................................            108,597
Long-term debt, less current maturities ......................................................            232,170
Postretirement benefit obligations ...........................................................             47,506
Other long-term liabilities ..................................................................              6,857
                                                                                                        ---------
              Total liabilities ..............................................................            395,130
                                                                                                        ---------
Shareholders' equity:
    Preferred stock, $.01 par value; 10,000 shares authorized, no shares issued or
      outstanding.............................................................................                 --
    Common stock, $.10 par value; shares authorized - 100,000; issued - 40,174
       outstanding (Note 6) ..................................................................              4,017
    Paid-in capital (Note 6) .................................................................            225,015
    Retained earnings ........................................................................            116,405
    Stock held by employee benefit trusts, at cost, 468 shares ...............................            (11,418)
    Accumulated other comprehensive loss .....................................................               (308)
                                                                                                        ---------
              Total shareholders' equity .....................................................            333,711
                                                                                                        ---------
              Total liabilities and shareholders' equity .....................................          $ 728,841
                                                                                                        =========


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                               CHOICEPOINT AND DBT

            NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

NOTE 1: The accompanying unaudited pro forma combined financial data reflects all adjustments that, in the opinion of management, are necessary to present fairly the pro forma combined financial position and pro forma combined results of operations of ChoicePoint and DBT. This information should be read in conjunction with the consolidated financial statements and notes and the management's discussion and analysis thereto included in ChoicePoint's and DBT's Annual Reports on Form 10-K for the year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the period ended March 31, 2000.

NOTE 2: Following are the pro forma adjustments to operating revenue in the accompanying unaudited pro forma combined income statements:

         (a) Motor vehicle records registry revenue, the fee charged by states for motor vehicle records which is passed on by ChoicePoint to its customers, is excluded from revenue and recorded as a reduction in cost of services in ChoicePoint's consolidated financial statements. Historically, DBT has recorded this fee as revenue in DBT's consolidated financial statements. As a result, the unaudited pro forma combined income statements include adjustments to eliminate this fee from DBT's revenue and include this fee as a reduction in DBT's cost of services. The amounts adjusted are $277,000 and $306,000 for the three months ended March 31, 2000 and 1999 and $1.3 million, $1.1 million and $1.1 million for the years ended December 31, 1999, 1998 and 1997, respectively. These adjustments do not affect operating income.

         (b) Historically, DBT has presented revenue from patent royalties as a separate component of operating revenue in DBT's consolidated financial statements. The unaudited pro forma combined income statements include patent royalty revenue of $1.5 million and $1.7 million for the three months ended March 31, 2000 and 1999 and $6.2 million, $6.6 million and $6.7 million for the years ended December 31, 1999, 1998 and 1997, respectively, in operating revenue.

NOTE 3: Unusual items of $2.4 million in 1999 relate primarily to $817,000 of one-time merger costs recorded by DBT in the second quarter and $732,000 of asset impairments, $451,000 of severance and $400,000 of other one-time costs recorded by ChoicePoint in the first quarter. Unusual items of $3.8 million recorded by ChoicePoint in 1998 include $2.1 million for the write-down of a non-compete agreement and $1.7 million for the write-down of certain software and database assets and severance expenses. Unusual items of $6.2 million in 1997 included approximately $1.8 million of charges related to expenses of the ChoicePoint spin-off and approximately $4.4 million for the write-down of certain assets in ChoicePoint's labor intensive field business and its commercial property and casualty software company.

NOTE 4: In December 1998, ChoicePoint recognized a pre-tax gain of $8.8 million on the sale of its life and health insurance field underwriting services and insurance claim investigating services to


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         PMSI Services, Inc. In March 1999, PMSI prepaid a note receivable held by ChoicePoint and repurchased certain outstanding warrants. As a result, ChoicePoint recognized an additional pre-tax gain of $2.5 million. In December 1997, ChoicePoint sold its paramedical examination business to PSA and recognized a pre-tax gain of $14.0 million.

NOTE 5: Historically, ChoicePoint has not presented earnings per share for years prior to 1998 since the companies that comprise ChoicePoint were majority-owned subsidiaries of Equifax or one of its affiliates and were recapitalized as part of the ChoicePoint spin-off. As a result, the unaudited pro forma combined income statements do not present pro forma earnings per share for 1997. The basic and diluted pro forma combined earnings per share are based on the sum of (1) ChoicePoint's historical weighted average number of shares outstanding and (2) DBT's historical weighted average number of shares outstanding multiplied by the exchange ratio of 0.525 shares of ChoicePoint common stock for each share of DBT common stock.

NOTE 6: As required by pooling-of-interests accounting, the unaudited pro forma combined balance sheet includes an adjustment to allocate DBT's historical par value and paid-in capital amounts to the combined company's par value and paid-in capital based on the par value of the shares issued in connection with the Merger..

NOTE 7:  DBT has historically recorded its net deferred tax liability
         ($1.5 million as of March 31, 2000) as a long-term liability. The unaudited pro forma combined balance sheet includes an adjustment for the period presented to net this amount with ChoicePoint's current and non-current deferred tax asset accounts as appropriate.



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